EXHIBIT 10.01
EXECUTION COPY
Asset Purchase Agreement

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of September, 2007, by and among  S&A Purchasing Corp., a New York corporation (the “Buyer”), S&A Supply, Inc., a Massachusetts corporation (the “Company”), S&A Realty, Inc., a  Massachusetts corporation (“Realty”), S&A Management, Inc., a Massachusetts corporation (“Management,” and together with Realty and the Company, the “Sellers,” and each individually sometimes referred to herein as a “Seller”), Nancy A. Mead (“Nancy”), Nancy A Mead and Thomas H. Mead, Trustees of The Discretionary Trust (“Trustees”), under The Rodney P. Mead Revocable Trust (the “Trust”), dated January 12,1999, Sarah Mead (“Sarah”), Brian Mead (“Brian”) and Adam Mead (“Adam”).  Nancy, the Trustees, Sarah, Brian and Adam are the sole shareholders of each of the Sellers and are collectively referred to herein as the “Shareholders.” Nancy and the Trustees are sometimes referred to herein as the “Majority Shareholders” and Sarah, Brian and Adam are sometimes referred to herein as the “Minority Shareholders.” Colonial Commercial Corp., a New York corporation and the sole shareholder of the Buyer (“Colonial”), is countersigning this Agreement with regard to Section 2(e) only.

Recitals

1.
The Company operates a heating and plumbing supply business and an electrical wholesale business (the electrical wholesale business together with the heating and plumbing supply business, the “Business”) in four locations, one of which also serves as the Company’s corporate office and distribution center.

2.	Buyer desires to purchase the Business and selected assets of the Company, and to assume selected liabilities of the Company.

3.	The Company desires to sell such assets and to cause Buyer to assume such liabilities.

4.	Management performs certain administrative services for the Company.

5.	Buyer desires to purchase selected assets from Management and to assume selected liabilities of Management related to the operation of the Company.

6.	Management desires to sell such selected assets and to cause Buyer to assume such liabilities.

7.
Buyer desires to lease the three parcels of real property set forth on Schedule 1(f), two of which are owned by Realty and one of which is owned by the Company (the three parcels of real property are defined herein as the "Owned Real Estate").

8.	The Company and Realty desire to lease the Owned Real Estate to the Buyer.

Certain definitions related to this Agreement are set forth in Section 27.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

1.	Sale and Purchase of Assets.

(a)
On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 5, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of the following assets and properties (the “Assets”):

(A)
Merchandise inventory as of the Valuation Date (which is the close of business on the second business day prior to the Closing) that is new and unused and in its original packaging (the “Merchandise Inventory”); the Merchandise Inventory will be physically counted by the Buyer and the Sellers jointly with each leaving with a printed priced list of the inventory, some of which will be hand-written. The term “Merchandise Inventory Value” means the book value of the Merchandise Inventory as of the Valuation Date.  Book value of inventory shall be calculated at Sellers’ average cost.  Book value shall include a provision for reserve for inventory that as of the Closing has not been sold for a period of eighteen (18) months or inventory in excess of a twelve (12) month supply (“Inventory Reserve”).  The Merchandise Inventory Value shall not include the book value of defective or damaged goods.

(B)
Trade accounts receivable as of the Valuation Date (the “Trade Receivables”).  “Trade Receivables Value” means the value of the Trade Receivables as of the Valuation Date less the value of the Past Due Receivables as of the Valuation Date.  Past Due Receivables means any account from any customer whose balance in the over 90 days old aging category exceeds 25 percent of the total account balance of such customer at the Closing (“Excluded Accounts”), plus, for any account that is not an Excluded Account, amounts from any customer that at the Closing is more than 90 days past due (“90 Day Past Due Receivables”). The Trade Receivables will be printed in detail and are subject to the provisions set forth in Section 4.

(C)	Trade Receivables service charges shall be excluded from Trade Receivables, but will be paid to Sellers in accordance with Section 4(c).

(D)
The prepaid and other assets of the Sellers (“Prepaid and other Assets”) that are listed in Schedule 1(a)(D). The Buyer will share excess rebate distributions that are included in Prepaid and other Assets with the Sellers in proportion to when the purchases took place. The “Prepaid and other Assets Value” means the book value of the Prepaid and other Assets as set forth in such Schedule,  is subject to adjustment after the Closing as provided in Section 3 to account for such events as expenses a party may pay on account of the other party for bills that crossed their respective periods of operation (e.g., telephone and other utility bills).

(E)
The fixed assets (the “Fixed Assets”) of the Sellers that are as set forth on Schedule 8(v);  provided, however, that Buyer’s purchase of the auto and trucks included in Fixed Assets is subject to the assignment of the Sellers’ auto and truck financing arrangement to Buyer)) at the depreciated value of the Fixed Assets (the “Fixed Assets Value”), as set forth on the books and records of the Sellers, as of the Valuation Date;

(F)	The Sellers’ rights from and after the Closing under the North Adams, MA real estate lease that is set forth in Schedule 1(a)(F) (the “Real Estate Lease”);

(G)	Credit applications and customer guarantees in the form used by the Sellers in its normal operations of business.

(H)	[Intentionally Deleted].

(I)
All proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of the Sellers’ business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights Used in connection with the Sellers’ business, including all files, manuals, documentation and source and object codes related thereto as well as all files, manuals, documentation relating to Past-Due Receivables and inventory that is not Merchandise Inventory (as defined above);

(J)	All utility, security and other deposits and prepaid expenses which are assignable;

(K)
the Sellers’ business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers for all locations, facsimile numbers, website addresses, post office boxes, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Sellers from its present and former shareholders, officers, employees, agents and others, together with all books, databases, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Sellers relative to the operation of the Sellers’ business, i.e., inventory, customer records, vendor records, etc.  Notwithstanding the foregoing, the Sellers and Buyer shall for a period of not less than three years make their records for transactions through the Closing available to the other on request for review and copying (whether for the purpose of facilitating the preparation of SEC reports for Buyer’s affiliates or otherwise), and they shall not destroy their respective records without first offering to deliver the same to the other party.

(L)
all rights of the Sellers in and to the name S&A Supply, Inc. and any other name that incorporates the word S&A and all variants thereof, and all other trade names, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith;

(M)
to the extent assignable under applicable law, all of Sellers’ rights under any insurance policy or contract of insurance or indemnity (or similar agreement) under which Sellers’ are an insured, named as an additional insured or is otherwise a beneficiary, and all proceeds realized in connection therewith;

(N)	certificates and copies of all insurance policies, all as set forth on Schedule 8(a)(N);

(O)	all other property and rights of every kind or nature Used by the Sellers in the operation of its business;

(P)	all other purchase orders, Customer orders, and other rights under contracts in the ordinary course.

(Q)
the verbal Kohler distribution agreement (“Kohler Distribution Agreement”), provided, however, that it is expressly understood among the parties that the Kohler Distribution Agreement shall not be part of the Assets in the event the Sellers after using their best efforts fail to obtain the necessary consents required to assign such distribution agreement to the Buyer.

(b)	Notwithstanding the foregoing, the following assets and properties (“Excluded Assets”) are not included in the Assets:

(A)	Cash

(B)
Loan Receivable due from each of S&A Management, Inc.,  S&A Realty, Inc. and the Shareholder, each such Loan Receivable as defined in the Company’s audited Balance Sheet for the year ended December 31, 2006 (“2006 Audited Balance Sheet”);

(C)	The current and non-current portion of the Note Receivable due from Shareholders set forth in the 2006 Audited Balance Sheet;

(D)	The life insurance policy, and the cash value of life insurance set forth in the 2006 Audited Balance Sheet;

(E)	prepaid insurance, it being understood that Buyer will obtain its own policies, and prepaid taxes, due from employees or due from other affiliates of the Sellers.

(F)
any and all contracts or policies of insurance that are used to pay or fund benefits under any employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

(c)
It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and each Seller is selling, all of the tangible and intangible assets attributable to or Used by the Company in its Business, except the Excluded Assets. Any cash proceeds (inclusive of checks, money orders and credit card transactions) of the Excluded Assets received by the Buyer subsequent to the date of Closing shall be remitted by Buyer to the Company (and Company shall receive such remittance on behalf of the Sellers) within ten (10) days from receipt. Conversely, any cash proceeds (inclusive of checks, money orders and credit card transactions) of the Assets received by the Sellers subsequent to the date of Closing shall be remitted by the Sellers to Buyer within ten (10) days from receipt.

(d)	The aforesaid assets and properties to be transferred to the Buyer hereunder, but not including the Excluded Assets, are hereinafter collectively referred to as the “Assets.”

(e)	Method of Conveyance.

(A)
The sale, transfer, conveyance, assignment and delivery by the Sellers of the Assets to the Buyer in accordance with Section 1(a) hereof shall be effected on the Closing Date by the Sellers’ execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to the Sellers’ transfer of Intangible Rights, real property interests and other Assets in form and scope reasonably satisfactory to Buyer (collectively the “Conveyance Documents”).  At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all Liens, excepting Assumed Obligations (as defined below).

(f)
Real Estate. It is specifically understood and agreed by the parties hereto that concurrent with the Closing, Buyer shall execute leases for the three parcels of real property included in the Owned Real Estate .  A copy of said leases (“Owned Real Estate Leases”) to be delivered by Sellers, fully executed by landlords at the Closing, are annexed hereto and designated Exhibits (f)(A), 1(f)(B), and 1(f)(C) . In addition thereto, except as otherwise disclosed on Schedule 1(f)(D), Sellers shall at the Closing deliver a certificate of occupancy for each of the leased premises permitting Buyer to utilize the premises for the business purposes being purchased pursuant to the terms of this agreement.

(g)	Assumed Obligations. The Buyer hereby assumes, effective as of the Closing, and the Buyer hereby agrees, effective as of the Closing, to satisfy and discharge as the same shall become due:

(A)
all trade accounts payable and accrued expenses that have been incurred in the ordinary course of the Company’s business consistent with the representations and warranties set forth in this Agreement (“Trade Accounts Payable”);

(B)
the Sellers’ liabilities and other obligations arising subsequent to the Closing under the Real Estate Lease set forth on Schedule 1(a)(F) and each of the Auto and Truck Leases and the Auto and Truck Loans listed on 1(g)(B); and

(C)
the expense accounts payable, customer deposits payable, payments for unreconciled stock receipts (merchandise received but for which no invoice has been received as of the Valuation Date) listed on Schedule 1(g)(C) hereto (collectively the “Assumed Obligations”).

(h)	[Intentionally Deleted].

(i)
Excluded Liabilities.  Except as expressly set forth in Section 1(g), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Sellers, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Sellers and Shareholders expressly acknowledge and agree that the Sellers shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, any liability or obligation:

(A)
incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and legal or other fees and expenses, all sales, income or other taxes arising out of the transactions contemplated hereby; without limiting the generality of the foregoing, the Sellers shall promptly file an application for a Waiver of Tax Lien under the Massachusetts General Law, Chapter 62C §§ 51 and 52, with the Massachusetts Department of Revenue (“Waiver of Tax Lien”) and shall remit any and all sales taxes due in respect of the sale of assets contemplated in this transaction to be paid by Sellers at Closing);

(B)	for taxes whether measured by income or otherwise;

(C)	in connection with any Plan or Benefit Program or Agreement (as defined in Section8(k)), including, without limitation, any liability of the Sellers under ERISA;

(D)
under any foreign, federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Sellers’ business and/or the facilities Used by the Sellers (whether or not owned by the Sellers);

(E)	pertaining to products sold or manufactured or services performed or other actions taken or omitted by the Sellers prior to the Closing Date;

(F)	relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation; or

(G)	the consulting agreement by and between Management and Richard J. Aloisi, dated April 6, 2004.

(H)	Sellers and the Majority Shareholders jointly and severally agree to satisfy and discharge the Excluded Liabilities as the same shall become due.

2.	Payment for Assets

(a)
As payment in full for the Assets being acquired by the Buyer hereunder and the non-compete covenants set forth in Section 13(d) hereof, Buyer shall pay to the Company (and Company shall receive such payment on behalf of the Sellers) in the manner set forth in this Section 2, (i) the Merchandise Inventory Value, plus the Trade Receivables Value, plus the Prepaid Asset Value, plus the Fixed Asset Value, plus $10,000 in respect of the non-compete covenants set forth in Section 13(d), plus $315,000 in respect of goodwill, less (ii)  the face value of all trade accounts payable and accrued expenses and other liabilities and obligations that are assumed at the Closing by the Buyer under Section 1(g)(A) and 1(g)(C) less accrued vacation and sick pay through the Closing of the business employees of the Sellers, but subject to further adjustment as provided in Section 3 (such amount, as so adjusted from time to time, is referred to herein as the “Purchase Price"). It is expressly understood by the parties that the Purchase Price will not be adjusted downward in the event Sellers, after using their best efforts, fail to obtain the necessary consents required to assign the Kohler Distribution Agreement.

(b)
In preparation for the Closing, the parties will prepare an estimate (the “Estimated Purchase Price”) of the actual Purchase Price by conducting the joint physical inventory and other procedures that are set forth in Section 1(a)(A) with the appropriate detailed listings and schedule. In order to plan for and facilitate the Closing, the Sellers will also provide Buyer with an estimated summary of the foregoing on the Valuation Date. Attached hereto and made a part hereof as Schedule 2(b) is the June 30, 2007 unaudited internal Balance Sheet of the Company that shall be delivered by Sellers pursuant to Section 6 and an example of the purchase price calculation in connection therewith attached hereto and made a part hereof.

(c)
On the Closing Date, the Buyer shall make payment of the Estimated Purchase Price as follows: Buyer shall deliver to the Company (and Company shall receive on behalf of the Sellers) by wire transfer of 5% of the Estimated Purchase Price (the “Escrow Amount”) to Martinelli Discenza P.C., as escrow agent (the “Escrow Agent"), and by wire transfer of the balance thereof to the Company.  The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions hereunder and pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 2(c) (the “Escrow Agreement”).

(d)	[Intentionally Deleted].

(e)

(A)
In the event Buyer fails to perform any of its obligations hereunder or under the employment and consulting agreements entered into by Buyer pursuant to this Agreement, Sellers’ shall provide Buyer written notice (a “Failure Notice”) specifying such failure and requiring such failure be remedied within 30 days, provided, however, that if any such failure cannot with due diligence be remedied by Buyer within a period of 30 days, if Buyer commences to remedy such failure within such 30 day period and thereafter prosecutes such remedy with reasonable diligence, the period of time for remedy of such failure shall be extended so long as Buyer prosecutes such remedy with reasonable diligence.  Colonial hereby agrees to perform such failed obligation on behalf of the Buyer in the event Buyer shall have failed to remedy such failure in accordance with the prior sentence and Sellers provide Colonial with a written notice specifying the obligation that Buyer failed to cure along with a copy of the Failure Notice.

(B)
In the event Buyer fails to perform any of its obligations in accordance with the terms of any lease agreement entered into by Buyer pursuant to this Agreement, Sellers’ shall provide Buyer written notice (“Failure Notice”) specifying such failure and requiring such failure be remedied within 30 days, provided, however, that if any such failure cannot with due diligence be remedied by Buyer within a period of 30 days, if Buyer commences to remedy such failure within such 30 day period and thereafter prosecutes such remedy with reasonable diligence, the period of time for remedy of such failure shall be extended so long as Buyer prosecutes such remedy with reasonable diligence.  Colonial hereby agrees to perform such failed obligation on behalf of the Buyer in the event Buyer shall have failed to remedy such failure in accordance with the prior sentence and Sellers provide Colonial with a written notice specifying the obligation that Buyer failed to cure along with a copy of the Failure Notice.

(C)
In the event Buyer contests any of the matters set forth in a Failure Notice, Buyer and Seller shall resolve such dispute exclusively by arbitration by the American Arbitration Association in Great Barrington, Massachusetts. Notwithstanding anything set forth in Section 2(e), in the event a Failure Notice is arbitrated in accordance with this section, Colonial’s obligations under Section 2(e) shall be subject to the finding of Buyer’s failure to perform by such arbitration.

3.	Adjustment of Purchase Price.

(a)
The Sellers and the Buyer agree to meet on or about 130 days subsequent to the Closing (“Adjustment Date”) to determine amounts due among the parties in accordance with Section 4 and to resolve any questions, errors or omissions that might have occurred in the Purchase Price calculation and to reallocate responsibility for certain expenses, (i.e., gas and electric, telephone, etc.) which cover the period prior to and after the date of Closing.

(b)
If the Purchase Price is adjusted downward, Brian on behalf of the Sellers, and the Buyer shall forthwith jointly direct the Escrow Agent to release to Buyer from Escrow the amount by which the Purchase Price is adjusted downward. To the extent that such reduced amount exceeds the amounts then available for release from escrow by the Escrow Agent, Sellers and the Majority Shareholders shall jointly and severally pay the excess to Buyer forthwith.

(c)	If the Purchase Price is adjusted upward, Buyer shall forthwith pay to the Company, and the Company shall receive on behalf of the Sellers, the amount by which the Purchase Price is adjusted upward.

(d)
In the event that there is any dispute on whether any party is required to sign any direction to the Escrow Agent hereunder, such dispute shall be resolved exclusively by arbitration by the American Arbitration Association in Great Barrington, Massachusetts. In the event that the parties agree that a direction to the Escrow Agent is required to a given extent but dispute whether such direction is required for any excess amount, then the parties shall execute such direction for to the given amount as to which there is no dispute, and the dispute on the excess amount shall be submitted to arbitration as aforesaid.

4.	Certain Other Agreements:

(a)
Buyer may on the Adjustment Date reassign to the Sellers any Trade Receivable purchased by the Buyer and not paid by a customer in the ordinary course (without resort to litigation) by the Adjustment Date; Reassigned Trade Receivables actually reassigned by Buyer to Sellers is termed “Uncollected Accounts”. Buyer agrees not to conduct business with any customer who is the debtor on any Uncollected Accounts within the earlier of (i) one year of such re-assignment; (ii) the time Sellers shall have been paid in full on such Uncollected Accounts, and (iii) the time Sellers in their sole discretion shall consent and allow Buyer to conduct business with such customer.

(b)
Sellers and Buyer shall on the Adjustment Date calculate the total dollar amount of the collected Past Due Receivables (the “Collected Past Due Receivables Accounts”). If the dollar amount of the Collected Past Due Receivables Accounts exceeds the dollar amount of the Uncollected Accounts, then the Purchase Price shall be adjusted upward by such excess amount. If the dollar amount of the Uncollected Accounts exceeds the dollar amount of the Collected Past Due Receivables Accounts, then the Purchase Price shall be adjusted downward by such excess amount.  Buyer agrees not to conduct business with any customer who is the debtor on any Uncollected Past Due Accounts until the earlier of (i) one year after the Adjustment Date;  (ii) the Seller has been paid in full, or and (iii) the time Sellers in their sole discretion shall consent and allow Buyer to conduct business with such customer.

(c)
Service charges accrued at the Closing shall be paid to Sellers within sixty (60) days of date collected.  Buyer has the option of compromising accrued service charges in its sole discretion by utilizing its best business judgment.

(d)
Should Buyer fail to receive full credit for any purchased, but defective inventory within 75 days after the Closing, Buyer will reassign such defective inventory to the Sellers and the Purchase Price shall be adjusted downward by the amount Buyer paid to the Sellers for such inventory.

(e)	Purchase Price adjustments shall be paid in accordance with Section 3.

(f)
The Sellers will at the Closing pay in full, to the employees or other persons entitled to receive the same, all accruals through the Closing under all of its profit sharing plans and other employee benefit payments.

5.	Closing.

(a)
The Closing of this transaction will take place at the office of Oscar Folger, 521 5th Avenue, 24th Floor, New York, N.Y. 10175, or at the request of Buyer, at the offices of counsel to any lender providing financing in connection with the transactions contemplated hereby, at 10:00 a.m. on or before September 10, 2007 or, at the request of either party on a later date but not later than October 1, 2007.

(b)	The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

6.
Audited Financial Statements.  Sellers have delivered to Buyer copies of audited financial statements of the Company for the years ended December 31, 2006, 2005, 2004 and 2003 (the “Audited Financial Statements”) prepared by the Company’s certified public accountant.  Sellers have delivered to Buyer copies of interim unaudited financial statements for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (the “Interim 2006 Statements”) and for the fiscal quarters ended March 31, 2007 and June 30, 2007 (the “Interim 2007 Statements”).  Ninety days (90) subsequent to the Closing, Sellers shall deliver to Buyer a copy of an interim unaudited financial statement for the fiscal period ending on the Closing Date.  Additionally, the Sellers have provided similar interim statements for 2003, 2004 and 2005.  The term “Balance Sheet” means the unaudited balance sheet dated as of June 30, 2007 that is included in the Interim 2007 Statements.  The Audited Financial Statements and the Interim 2007 Statements shall be complete and correct, shall have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and shall fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby, subject to normal year-end adjustments and accruals.

7.	Other Transactions at Closing; Further Assurances.

(a)	At the Closing, the Sellers will deliver to Buyer:

(A)	the Conveyance Documents;

(B)	a certificate executed by each of the Sellers to the effect that the conditions set forth in Section 12 have been satisfied;

(C)	possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information included within the Assets;.

(D)	Releases of all Liens on any of the Assets other than for Liens relating to each of the Auto and Truck Leases and Auto and Truck Loans assumed by Buyer;

(E)	copies of the certificate of incorporation of each of the Sellers certified as of a date within 10 days of the Closing Date by the Secretary of State of the State of Massachusetts;

(F)	a certificate from the Secretary of State of the State of Massachusetts as to the good standing of each of the Sellers as of a date within 10 days of the Closing Date;

(G)	[Intentionally Deleted];

(H)	copies of the bylaws of each of the Sellers, certified by its Secretary as a true and correct copy thereof as of the Closing Date;

(I)
all consents from shareholders, lenders and other third parties as are required to consummate the sale of the Assets, except that it is expressly understood by the parties that consents for the Kohler Distribution Agreement may not be obtained, notwithstanding Sellers’ best efforts to obtain such consents;

(J)	all consents from shareholders, lenders and other third parties as are required to enter into the leases of the Owned Real Estate;

(K)	all consents from shareholders, lenders and other third parties as are required to execute the Owned Real Estate Leases, and,

(L)
With respect to the Owned Real Estate Leases, the execution and delivery of  a landlord’s agreement by each landlord  in substantially the same form attached as Exhibit (7)(a)(L) (the “Landlord’s Agreement”), as well as all consents from shareholders, lenders, and other third parties as are required for the Buyer to acquire Seller’s rights under the Real Estate Lease;

(M)
all consents from shareholders, lenders and other third parties as are required to consummate the assignment of all contracts, , except that it is expressly understood by the parties that consents for the Kohler Distribution Agreement may not be obtained, notwithstanding Sellers’ best efforts to obtain such consents;

(N)
a copy of the resolutions of the Board of Directors of each of the Sellers,  together with any and all required resolutions or consents of the shareholders thereof, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of each of the Sellers; and

(O)	all documents required to be delivered to Buyer under the provisions of this Agreement or as may reasonably by requested by Buyer and its counsel.

(b)	On the Closing Date, Buyer shall deliver or cause to be delivered to the Company, and the Company shall receive on behalf of the Sellers, the following:

(A)	payment of the Estimated Purchase Price in accordance with Section 2(c);

(B)
a copy of the resolutions of the Board of Directors of Buyer,  together with any and all required resolutions or consents of the shareholders thereof, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Buyer;

(C)	a copy of the resolutions of the Board of Directors of Colonial approving Colonial’s obligations set forth in Section 2(e), duly certified by an officer of Colonial.

(D)	a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 12(a)(B) have been satisfied;

(E)	such other documents as may be required pursuant to this Agreement or as may reasonably be requested by the Company and their counsel.

(c)	At the Closing:

(A)	Buyer and Brian shall execute and deliver an employment agreement in the form of Exhibit 7(c)(A);

(B)	Buyer and Adam shall execute and deliver an employment agreement in the form of Exhibit 7(c)(B);

(C)
Sellers shall deliver executed lease agreements and Landlord’s Agreements and the landlord under the Real Estate Lease shall have consented to the Buyer’s occupancy of the premises in the same manner as held by Sellers;

(D)	Buyer and Nancy shall execute and deliver a consulting agreement in the form of Exhibit 7(c)(D).

8.
The Sellers and the Majority Shareholders hereby jointly and severally represent and warrant to Buyer (i.e. the liability of Sellers and the Majority Shareholders for the breach of any representation or warranty is joint and several, in the sense that Buyer may proceed against any one or more Sellers and Majority Shareholders for all or any part of such liability) and the Minority Shareholders hereby severally represent and warrant (i.e. the liability of the Minority Shareholders is several, in the sense that Buyer can proceed against any Minority Shareholder for only that portion of the total liability for such breach that is proportional to his pro rata ownership interest in the Company)  to Buyer that:

(a)
Corporate Existence, etc.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and it is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the states listed on Schedule 8(a), which are the only states where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.  Each Seller has delivered to Buyer true and complete copies of its certificate of incorporation and all amendments thereto, certified by the Secretary of State of the State of Massachusetts, and the by laws of each Seller as presently in effect, certified as true and correct by its Secretary.

(b)
Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by each Seller and each Shareholder, and the Sellers and the Shareholders have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements.  This Agreement and each Collateral Agreement to which each Seller and each Shareholder are a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c)	Capitalization and Corporate Records.

(A)	All issued and outstanding shares of the Sellers’ capital stock are owned beneficially and of record by the Shareholders.

(B)	The copies of the Certificate of Incorporation and Bylaws of each Seller provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement.

(d)
Taxes.  All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Sellers and the Shareholders, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by the Sellers with respect to employees' withholding taxes have been duly made.  The Sellers and the Shareholders have not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and have no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim.  The Sellers’ federal income tax returns have never been audited by the Internal Revenue Service for all of its fiscal years through the year ended 2006, there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to the Sellers, or any waiver or agreement by it for the extension of time for the assessment of any tax. Sellers can receive upon request from the Massachusetts Department of Revenue a certificate that certifies the good standing of, and the payment of taxes by, each of the Sellers as of the date of the signing of the Agreement.

(e)	Bulk Sales Tax. There are no bulk sales taxes due under this Agreement.

(f)
The Sellers’ capital stock issued and outstanding as of the date hereof shall constitute all of the outstanding shares of capital stock of Sellers as of the Closing Date.  The Shareholders are the sole shareholders of the Sellers as of the date hereof and shall be the sole shareholders of the Sellers at the Closing Date. Other than the Sellers’ capital stock owned by the Shareholders, the Sellers have not issued any other capital stock or other security instruments and are not committed or obligated to do so in the future. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Sellers, or the Shareholders, are or may become obligated to issue, assign or transfer, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

(g)	Primary Beneficiary. Nancy is the primary beneficiary of the Trust.

(h)
No Shareholders Defaults or Consents.  The execution and delivery of this Agreement and the Collateral Agreements by the Shareholders and the performance by each of the Shareholders of its respective obligations hereunder and thereunder will not violate or conflict with any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Shareholder is a party, or by which the properties or assets of such Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

(i)	No Company Defaults or Consents

(A)	Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(1)	violate or conflict with any of the terms, conditions or provisions of each of the Sellers’ Certificate of Incorporation or bylaws ;

(2)	violate any Legal Requirements applicable to either the Sellers or the Shareholders;

(3)
violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to either the Sellers or the Shareholders;

(4)	result in the creation of any lien, charge or other encumbrance on any Properties of the Sellers; or

(5)
require the Shareholders or the Sellers to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

(j)
No Proceedings.  No suit, action or other proceeding is pending or, to the Knowledge (as defined below) of the Sellers and Shareholders, threatened before any Governmental Authority seeking to restrain the either the Sellers or the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against either the Sellers or the Shareholders or the Properties as a result of the consummation of this Agreement. The term “Knowledge” shall mean, for purposes of this Agreement, the actual knowledge of either the Sellers or the Shareholders, or any of the other directors, officers or managerial personnel of the Sellers with respect to the matter in question, and such knowledge as Shareholders and Sellers or any of the other directors, officers or managerial personnel of the Sellers reasonably should have obtained (i) in the performance of their duties to the Sellers and/or (ii) upon diligent investigation and inquiry into the matter in question.

(k)	Employee Benefit Matters

(A)
Schedule 8(k)(A) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Sellers for the benefit of the employees or agents of the Sellers which has been so sponsored, maintained or contributed to at any time during the Sellers’ existence or with respect to which each of the Sellers has or may have any actual or contingent liability:

(1)
each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plans”); and,

(2)
each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 8(k)(A)(1) (“Benefit Program or Agreement”).

(B)
True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer.  There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description.  True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

(C)	Except as otherwise set forth in Schedule 8(k)(C),

(1)
Each Seller does not contribute to or have an obligation to contribute to, and each Seller has not at any time contributed to or had an obligation to contribute to, and each Seller does not have any actual or contingent liability under, a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(2)
Each Seller has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of each Seller, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(3)
All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(4)
Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

(5)
There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of each Seller, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(6)	All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

(7)
As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a “plan termination basis” based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

(8)
None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, each Seller or any officer, director or employee to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(9)
To the Knowledge of each Seller, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

(10)
Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(11)	Each Seller has no obligation to provide health benefits or death benefits to its former employees, except as specifically required by law;

(12)
Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of any Seller to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(13)
Each Seller has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

(14)
Since January 1, 2000, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and any employee, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

(D)
Except as set forth in Schedule 8(k)(A), each Seller is not a party to any agreement, and each has not established any policy or practice, requiring such Seller to make a payment or provide any other form or compensation or benefit to any person performing services for such Seller upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(E)
Schedule 8(k)(E)(i) sets forth by number and employment classification the approximate numbers of employees employed by each Seller as of the date of this Agreement, and, except as set forth on Schedule 8(k)(E) (ii), none of said employees are subject to union or collective bargaining agreements with such Seller.

(F)
Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

(l)	Financial Statements; Liabilities; Accounts Receivable; Inventories

(A)
The Audited Financial Statements and the Interim 2007 Statements that the Sellers and the Shareholders provided in accordance with Section 6 shall be complete and correct, shall have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and shall fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby, subject to normal year-end adjustments and accruals.

(B)
Except for (i) the liabilities reflected on the Company’s June 30, 2007 balance sheet included with the Interim 2007 Statements attached as Schedule 8(l)(B)(a), (ii) trade payables and accrued expenses incurred since June 30, 2007 in the ordinary course of business, none of which are material, and (iii) executory contract obligations under (x) Contracts listed on Schedule 8(s), and/or (y) Contracts not required to be listed on Schedule 8(s), the Sellers have no liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(C)
The accounts receivable reflected on the June 30, 2007 balance sheets and all of the Trade Receivables arising since June 30, 2007 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full.  No such accounts receivable has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the June 30, 2007 balance sheets, no defense or set-off to any such account has been asserted by the account obligor or exists.

(D)
The Merchandise Inventory as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended.  The Merchandise Inventory is valued on the Company’s books of account in accordance with GAAP at the Company’s average cost.

(m)
Sellers (i) have and will have as of the Closing Date legal and beneficial ownership of the Properties and the Owned Real Estate; and (ii) have not, and are not in default in performance of any covenant, agreement, term, provision or condition contained in the Real Estate Lease.

(n)	Absence of Certain Changes

(A)	Except as otherwise set forth in Schedule 8(n)(A) attached hereto, since the Balance Sheet Date, there has not been:

(1)	any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Sellers;

(2)
any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Sellers; or

(3)	any material adverse change in the Sellers’ vendor or supplier relations or in Sellers’ sales patterns, pricing policies, accounts receivable or accounts payable.

(B)	Except as otherwise set forth in Schedule 8(n)(B) attached hereto, since the Balance Sheet Date, each Seller has not done any of the following:

(1)	merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(2)	purchased any securities of any Person;

(3)
created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business and as set forth on Schedule 8(n)(B)(3);

(4)
made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Seller or the Seller’s business operations;

(5)	entered into, amended or terminated, or waived any of the Company’s rights under, any agreement specified in Schedule 8(s);

(6)
sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business and as set forth on Schedule 8(n)(B)(6), or (ii) pursuant to any agreement specified in Schedule 8(s);

(7)	settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(8)
incurred, approved or entered into any agreement or commitment to make, any individual or a group of individually-related expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 8(s));

(9)
maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(10)
adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(11)	suffered any extraordinary losses or waived any rights of material value;

(12)	made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(13)
(A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables or the collection of receivables;

(14)	engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(15)	declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(16)	amended its Certificate of Incorporation or bylaws; or

(17)	committed to do any of the foregoing.

(o)	Compliance with Laws

(A)
Except as otherwise set forth in Schedule 8(o), each Seller is and has been in compliance in all respects with any and all Legal Requirements applicable to such Seller, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of such Seller.  Except as otherwise set forth in Schedule 8(o), each Seller (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of such Seller, and (ii) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to such Seller.

(B)
Without limiting the generality of Section 8(o), each Seller has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that such Seller is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

(p)	Litigation

(A)
Except as otherwise set forth in Schedule 8(p), there are no claims, actions, suits, investigations or proceedings against each Seller pending or, to the Knowledge of such Seller or any Shareholder, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of such Seller or on their ability to consummate the transactions contemplated hereby, and there is no basis for any such claim, action, suit, investigation or proceeding.  Schedule 8(p) also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 2002.

(q)	Special Provisions Regarding Asbestos Claims

(A)
The Sellers and the Majority Shareholders hereby jointly and severally represent and warrant to Buyer (i.e. the liability of Sellers and the Majority Shareholders for the breach of any representation or warranty is joint and several, in the sense that Buyer may proceed against any one or more Sellers and Majority Shareholders for all or any part of such liability) and the Minority Shareholders hereby severally represent and warrant (i.e. the liability of the Minority Shareholders is several, in the sense that Buyer can proceed against any Minority Shareholder for only that portion of the total liability for such breach that is proportional to his pro rata ownership interest in the Company)  to Buyer that:

(1)

(a)
Each Seller has not, since the time any Shareholder purchased equity in, or was an Affiliate with, any one of the Sellers in April 16, 1993, sold any asbestos or asbestos containing products and is not a defendant in any lawsuit related to same.

(b)	To its Knowledge, each Seller has not prior to April 16, 1993 sold any asbestos or asbestos containing products and is not a defendant in any lawsuit related to same.

(2)
Other than as set forth in Schedule 8(q)(2), each Seller has maintained asbestos related insurance since the time such Seller was incorporated and that there are no gaps of coverage for asbestos related insurance.

(B)
Sellers and Majority Shareholders shall jointly and severally fully indemnify, protect, reimburse, and hold harmless Buyer from and against any and all damages, liabilities and claims for personal injury due to, or alleged to be due to, exposure to asbestos in connection with Sellers’ business, operations or premises at any time prior to the Closing (an "asbestos claim").

(C)
In any such action or proceeding, Buyer shall have the right to retain its own counsel; but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and Buyer shall have mutually agreed to the retention of such counsel or (ii) the named parties to any suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Buyer and representation of all parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them.

(D)
An Indemnifying Party shall not be liable under this Agreement for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(E)
The Indemnifying Party may settle any claim without the consent of Buyer, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. Buyer shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party under this Agreement.

(F)
If an asbestos claim is made against Buyer, Buyer shall, within ten days after receiving written notice of such claim, give notice to the Company in the manner provided elsewhere in this Agreement for notices hereunder.

(G)
If Sellers assume the defense of an asbestos claim at its own expense, then (x) it shall within 20 days inform Buyer of such assumption in writing, and (y) notwithstanding any contrary provision in this Section, Seller shall not incur any expense for Buyer’s counsel.

(r)	Real Property

(A)
Schedule 8(r)(A) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by each Seller, in each case setting forth the street address and legal description of each property covered thereby (the "Owned Premises”)

(B)
Schedule 8(r)(B) sets forth a list of all leases, licenses or similar agreements relating to the Sellers’ use or occupancy of real estate owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).  The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.  Neither the Sellers nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

(C)
With respect to each Owned Premises and Leased Premises, as applicable:  (i) the Sellers have good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest pursuant to a verbal month-to-month lease, such lease terminable by either party upon 90 days prior termination notice, in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Sellers’ use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Sellers are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Sellers’ current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of each Seller, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; and(iii) each Seller has not received notice of (A) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of each Seller, no such proceedings are contemplated, (B) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

(s)	Commitments

(A)	Except as otherwise set forth in Schedule 8(s), each Seller is not a party to or bound by any of the following, whether written or oral:

(1)	any Contract that cannot by its terms be terminated by such Seller with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(2)	contract or commitment for capital expenditures by such Seller in excess of $25,000 per calendar quarter in the aggregate;

(3)	lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(4)	agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(5)	partnership agreement, joint venture agreement or limited liability company operating agreement;

(6)	contract with any Affiliate of such Seller (including the Shareholders) relating to the provision of goods or services by or to such Seller;

(7)	agreement for the sale of any assets that in the aggregate have a net book value on the such Seller’s books of greater than $5,000;

(8)	agreement that purports to limit such Seller’s freedom to compete freely in any line of business or in any geographic area;

(9)	preferential purchase right, right of first refusal, or similar agreement; or

(10)	other Contract that is material to the business of such Seller.

(B)
All of the Contracts listed or required to be listed in Schedule 8(s) are valid, binding and in full force and effect, and the Sellers have not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 8(s).  Neither the Sellers nor, to the Knowledge of each Seller, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 8(s).  Following the Closing, Buyer will continue to be entitled to all of the benefits currently held by the each Seller under each Contract listed or required to be listed in Schedule 8(s).

(C)
Except as otherwise set forth in Schedule 8(s), each Seller is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

(t)	Insurance

(A)
Schedule 8(t) hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to each Seller, or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 8(t).

(u)	Intangible Rights

(A)
Set forth on Schedule 8(u) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by each Seller and all goodwill associated therewith.  Each Seller owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by such Seller for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 8(u).  Except as set forth on Schedule 8(u), (i) each Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by Sellers to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against Sellers asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) each Seller has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of such Seller, no grounds for any such claims exist; (v) each Seller has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of such Seller’s business is infringing or has infringed upon any intellectual property rights of others; (vi) no interest in any of the Intangible Rights has been assigned, transferred, licensed or sublicensed by Sellers to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 8(u) and were duly made and remain in full force and effect; (ix) to the Knowledge of each Seller, there has not been any act or failure to act by such Seller or any of their directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, each Seller has adequately safeguarded such information from disclosure; and (xi) all of the Sellers’ current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

(v)	Equipment and Other Tangible Property

(A)
Schedule 8(v) sets forth a true and compete list of the Fixed Assets, and except as set forth on such Schedule, the Fixed Assets are suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.

(w)	Permits; Environmental Matters

(A)
Schedule 8(w)(A) contains a true and complete list of all Permits Used by each Seller in the conduct of the Business, setting forth the grantor, grantee, the function and the expiration and renewal date of each.  Prior to the execution of this Agreement, each Seller has delivered to the Buyer true and complete copies of all such Permits.  Except as otherwise set forth in Schedule 8(w)(A), each Seller has all Permits necessary for such Seller to own, operate, use and maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 8(w)(A), all such Permits are in effect, no proceeding is pending or, to the Knowledge of either the Sellers or the Shareholders, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of either each Seller or each Shareholder, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of such Seller to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 8(w)(A), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.  Except as otherwise set forth on Schedule 8(w)(A), the execution, delivery and performance by the Sellers and Buyer of this Agreement and the consummation of the transactions contemplated hereby shall not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon each of the Sellers or any of its assets under any Permits.

(B)
Except as set forth on Schedule 8(w)(B), (i) each Seller has at all times been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws, and (ii), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of either the Sellers or the Shareholders, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against any Seller or relating to any real property currently or formerly owned, leased or otherwise Used by any Seller.  Neither the Sellers nor, to the Knowledge of either Sellers or the Shareholders, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against such Sellers or the Buyer.  Except as set forth on Schedule 8(w)(B), each Seller has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(C)
Except as set forth in Schedule 8(w)(C), to the Knowledge of either the Sellers or the Shareholders, the Owned Premises and the  Leased Premises, or, to the Knowledge of either the Sellers or the Shareholders, on adjacent parcels of real property, do not presently contain and never have contained and are presently free from all chemical substances or pollutants known to be hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solid, liquid or gaseous, including but not limited to asbestos, radioactive materials, oil, gasoline, diesel fuel and other hydrocarbons, and any other substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "pollutants", "contaminants", or other similar designations, or any other material, the removal, storage or presence of which is regulated or required and/or the maintenance of which is regulated or penalized by Massachusetts General Laws Chapter 21E; The Massachusetts Contingency Plan, 310 CMR 40.00 et seq.; the Resources Conservation Recovery Act, 42 U.S.C. 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.; the Clean Water Act, 33 U.S.C. 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f)-300(j) – 10; the Clean Air Act, 42 U.S.C. 7401, et seq.; and rules adopted under such statutes, as well as any permits or licenses issued under such statutes and rules or any other local, state or federal agency, authority or governmental unit (collectively, "Hazardous Substances"). Sellers shall deliver to Buyer within ten days of the execution of this Agreement by all parties copies of any and all reports or other data in Sellers’ possession or reasonably accessible to Sellers with respect to any of the matters referred to herein.

(D)
To the best Knowledge of either the Sellers or the Shareholders, the Owned Premises and the Leased Premises, and to the knowledge of the Sellers or the Shareholders without having made inquiry, any adjacent parcels of real property, do not presently contain and never have contained and are presently free from any underground tanks or pipes ancillary to underground or above-ground tanks (collectively “Tanks”) except as disclosed on Schedule 8(w)(D).  To the extend there are any Tanks disclosed on Schedule 8(w)(D), such Tanks shall have been properly removed or shall have been legally and property de-commissioned and abandoned and Seller and Shareholders shall provide written verification of such proper removal or de-commissioning and abandonment within 10 days of the execution of this Agreement. Neither Seller, nor to the best Knowledge of either the Sellers or the Shareholders, any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any hazardous substance on the land in violation of any applicable environmental law.

(E)
To the best Knowledge of either the Sellers or the Shareholders, the Owned Premises and the Leased Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(x)	Suppliers and Customers

(A)
Schedule 8(x) sets forth (i) the 10 principal suppliers of the Sellers collectively during each of the year ended December 31, 2006, and for the period from January 1, 2007 through August 31, 2007 and, in the event that the Closing is subsequent to September 30, 2007, for the period from January 1, 2007 through  September 30, 2007, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the 10 principal customers of the Company during each of the fiscal years ended December 31, 2005 and December 31, 2006, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period and for each of the fiscal quarters ended March 31, 2007, June 30, 2007 and, in the event that the Closing is subsequent to September 30, 2007, fiscal quarter ended September 30, 2007.  Except as otherwise set forth in Schedule 8(x), each Seller maintains good relations with all suppliers and customers listed or required to be listed in Schedule 8(x) as well as with governments, partners, financing sources and other parties with whom such Seller has significant relations, and no such party has canceled, terminated or made any threat to the such Seller to cancel or otherwise terminate its relationship with the such Seller or to materially decrease its services or supplies to such Seller or its direct or indirect purchase or usage of the products of such Seller.

(y)	Absence of Certain Business Practices

(A)
Except as set forth on Schedule 8(y), neither the Shareholders, the Sellers, nor any other Affiliate or agent of the Sellers or the Shareholders, or any other person acting on behalf of or associated with the Sellers, acting alone or together, have (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Sellers (or assist the Sellers in connection with any actual or proposed transaction), in each case which (i) may subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Sellers, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Sellers.

(z)	Products, Services and Authorizations

(A)
To the Knowledge of either the Sellers or the Shareholders, each Product repaired or distributed by each Seller has been designed, manufactured, repaired or distributed in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

(B)
Schedule 8(z)(B) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by each Seller, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by each Seller or any of its agents relating to such Seller or any of the Products.

(C)
To Sellers’ Knowledge, there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export or import license or other license, approval or consent of any governmental or regulatory authority with respect to each Seller or any of its Products.

(D)
There are no claims existing or to Sellers’ Knowledge threatened under or pursuant to any warranty, whether express or implied, on products sold by each Seller.  There are no claims existing and to Sellers’ Knowledge, there is no basis for any claim against the Sellers for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product by the Sellers, including, but not limited to, claims arising out of the defective or unsafe nature of its products.  Each Seller has full and adequate insurance coverage for products liability claims against it.

(E)
Set forth on Schedule 8(z)(E) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Sellers as presently operated (the “Other Person Authorizations”).  All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and each Seller is in compliance with the terms of all the Other Person Authorizations.  Neither the Sellers nor the Shareholders have any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.  Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and each will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

(aa)	Transactions With Affiliates

(A)
Except as set forth on Schedule 8(aa) and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Sellers have not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any Shareholders or any other officer, director or Shareholders of the Sellers or any Affiliates.  Except as set forth on Schedule 8(aa), none of the Shareholders nor any other Affiliate of the Sellers is indebted to the Sellers for money borrowed or other loans or advances, and the Sellers are not indebted to any such Affiliate.

(bb)	Schedule 8 (bb) is a true and complete list of Sellers credit applications and guarantees provided by Sellers to the Sellers’ vendors.

(cc)	Other Information

(A)
The information furnished by the Shareholders and the Sellers to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Shareholders and/or the Sellers at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

(dd)
The representations and warranties contained in this Section shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

(ee)	Each Party agrees and acknowledges that the only representations and warranties that Sellers and Shareholders are making are those that are expressly set forth in this Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company that:

(a)	Existence and Qualification

(A)	Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

(b)	Authority, Approval and Enforceability

(A)
This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite company power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements.  Upon the approval of this Agreement by the Board of Directors of Buyer, the execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all company action necessary on behalf of Buyer.  Subject to such Board approval, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(B)	No Default or Consents

(1)	Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a)	violate or conflict with any of the terms, conditions or provisions of Buyer’s Certificate of Incorporation or by-laws;

(b)	violate any Legal Requirements applicable to Buyer;

(c)
violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

(d)	result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

(e)
require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

(c)	No Proceedings

(A)
No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

(d)	Each Party agrees and acknowledges that the only representations and warranties that the Buyer is making are those that are expressly set forth in this Agreement.

10.	OBLIGATIONS PRIOR TO CLOSING. From the date of this Agreement through the Closing:

(a)	Buyer’s Access to Information and Properties

(A)
The Sellers shall permit Buyer and its authorized employees, agents, accountants, legal counsel, financing sources and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Sellers’ financial condition, corporate status, operations, prospects, business and Properties.  Each Seller shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to such Seller in possession or control of, or subject to reasonable access by, such Seller and/or the Shareholders, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, each Seller  shall allow Buyer access to, and the right to inspect, its Properties, except to the extent that such Properties are operated by a third-party operator, in which case such Seller shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties. Buyer shall conduct any such investigation in such a manner as not to interfere unreasonably with the normal operations of Sellers.

(b)	Company’s Conduct of Business and Operations

(A)
Sellers and the Shareholders shall keep Buyer advised as to all material operations and proposed material operations relating to the Sellers.  Each Seller shall (a) conduct its business in the ordinary course (b) maintain present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 8(s) in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements, and (i) use their best efforts to preserve the present relationships of such Seller with all persons having significant business relations with such Seller.

(c)	General Restrictions

(A)	Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, each of the Sellers shall not:

(1)	merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

(2)	amend its articles of incorporation or bylaws;

(3)
create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(4)	enter into, amend or terminate any material agreement;

(5)
sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 8(s);

(6)	settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(7)	incur or approve, or enter into any agreement or commitment to make, any capital expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 8(s)));

(8)
maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(9)	make any change, whether written or oral, to any agreement or understanding with any suppliers or customers;

(10)
accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(11)
delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(12)	allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(13)
adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(14)	become a party to or bound by any of the arrangements described in this Agreement or any Schedule, whether written or oral;

(15)	engage in any one or more activities or transactions outside the ordinary course of business;

(16)
enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or the Shareholders contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(17)	commit to do any of the foregoing.

(d)	Notice Regarding Changes

(A)
Sellers and the Shareholders shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Sellers and the Shareholders inaccurate or misleading.  The Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading.

(e)	Ensure Conditions Met

(A)
Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with Buyer’s conduct of the Business (as currently conducted by the Company) subsequent to (x) Closing or (y) the consummation of the transactions contemplated hereby and by the Collateral Agreements or (z) both, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Section 12, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

(f)	Casualty Loss

(A)
If, between the date of this Agreement and the Closing, any of the Properties of the Sellers shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Sellers shall, at Buyer’s election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) assign the Sellers’ rights under applicable insurance policies provided that the same are sufficient to cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Sellers will have at the Closing the same economic value as if such casualty had not occurred, provided that if there is substantial loss to any one of the Sellers’ Properties, Buyer may upon notice to the Company terminate this Agreement without liability to any party.

(g)	Employee Matters

(A)
The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Sellers and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable.  The parties expressly agree that Buyer and Buyer’s benefit plans shall have no responsibility, and that Sellers shall have full responsibility, for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Sellers’ ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Sellers who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

(B)
Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer’s benefit plans; and (iii) the Sellers shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Sellers prior to the Closing Date.

(C)
Nothing in this Agreement, express or implied, shall confer upon any employee of the Sellers, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

(D)
The Sellers shall, after the execution by the parties of this Agreement, permit Buyer to contact and make arrangements with the Sellers’ employees for the purpose of assuring their continued employment by the Buyer after the Closing and for the purpose of ensuring the continuity of the Sellers’ business, and the Sellers agree not to discourage any such employees from consulting with Buyer.

(E)	Each Seller shall use its best efforts to keep available the services of the Sellers’ present employees.

(h)	Name Change

(A)
Each Seller hereby represents, warrants and covenants to the Buyer that the corporate name of each and every Seller is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date.  Each Seller and the Shareholders shall, at the Closing, cause the filing of an appropriate amendment to such Seller’s Certificate of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

11.
The Sellers and the Buyer shall have entered into the Owned Real Estate Leases  and Landlord’s Agreements and shall have caused the landlord under the Real Estate Lease to consent to the Buyer’s occupancy of the premises in the same manner as held by Sellers.

12.	CONDITIONS TO SELLERS’ AND BUYER’S OBLIGATIONS

(a)
Conditions to Obligations of the Sellers.  The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers to the commercially reasonable satisfaction, or waiver by the Sellers, of the following conditions:

(A)	Buyer shall have furnished the Sellers with a certified copy of all necessary company action on its behalf to approve its execution, delivery and performance of this Agreement.

(B)
All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(C)
As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Sellers or any Shareholder) shall be pending or threatened before any Governmental Authority seeking prohibit the Closing as a result of the consummation of this Agreement.

(D)	Buyer shall have executed an employment agreement with Adam in the same form as set forth in Schedule 7(c)(A).

(E)	Buyer shall have executed an employment agreement with Brian in the same form as set forth in Schedule 7(c)(B).

(F)	Buyer shall have executed a consulting agreement with Nancy in the same form as set forth in Schedule 7(c)(D).

(b)
Conditions to Obligations of Buyer.  The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the commercially reasonable satisfaction, or waiver by Buyer, of the following conditions:

(A)
All representations and warranties of the Sellers and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Sellers and the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(B)
As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to prohibit the Closing as a result of the consummation of this Agreement.

(C)
Except for matters disclosed in Schedule 8(n)(A) or 8(n)(B), since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Sellers’ business, operations, prospects, Properties or financial condition.

(D)
The Buyer shall have received the opinion of Martinelli Discenza P.C., counsel to the Sellers (“Company Counsel”), dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on Exhibit 12(b)(D) hereto.

(E)	The Sellers shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Sellers’ execution, delivery and performance of this Agreement.

(F)
Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

(G)
No proceeding in which any of the Shareholders or the Sellers shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States, state or foreign bankruptcy or insolvency law.

(H)
Satisfactory completion of business, legal and accounting due diligence by each of the Buyer and Buyer’s lender providing financing in connection with the transactions contemplated hereby, within thirty (30) days of the signing of this Agreement.

(I)	[Intentionally Deleted].

(J)	Brian and Adam shall have executed and delivered their respective Employment Agreements.

(K)	Sellers shall have executed an appropriate notice of sale and request of continuance of the Kohler distribution agreement to Kohler in substantially the same form attached as Exhibit 12(b)(K).

(L)	Sellers shall have filed a request for the Waiver of Tax Lien and shall deliver such Waiver of Tax Lien promptly to the Buyer upon receipt.

(M)
Sellers shall have filed on the date of the signing of this Agreement a request for a certificate from the Massachusetts Department of Revenue as to the good standing of, and the payment of taxes by, each of the Sellers as of the date of the signing of the Agreement and shall promptly deliver such certificate to the Buyer upon receipt.

(N)	The Sellers shall have simultaneously with the Closing of this Agreement executed the Owned Real Estate Leases and Landlord’s Agreements.

13.	POST-CLOSING OBLIGATIONS. Further Assurances

(a)
Following the Closing, the Sellers, the Shareholders and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

(b)	Sellers shall give proper notice to all vendors that Sellers agreed to sell the Business to the Buyer in accordance with the terms and conditions of this Agreement. .

(c)	Post-Closing Indemnity

(A)
The Sellers and the Majority Shareholders shall jointly and severally indemnify and hold harmless Buyer from and against any and all damages arising out of, resulting from or in any way related to (i) a breach of or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by each Seller and each Shareholder in this Agreement or in any document or certificate delivered by the Sellers at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Sellers, (iii) the Excluded Assets, (iv) the existence of any liabilities or obligations of the Sellers (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations or (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.  Notwithstanding the above, the Buyer shall be entitled to indemnification only in the event that the aggregate amount for which the Buyer is entitled to indemnification (excluding the limitation of this sentence) exceeds $ 25,000. It is expressly understood that in the event the aggregate amount of indemnification exceeds $25,000, Buyer shall be entitled to receive the total amount of indemnification amount from the first dollar.

(B)
In the event that Buyer is entitled to indemnification hereunder in any amount and any amounts are then held in escrow by the Escrow Agent under the Escrow Agreement, Brian (on behalf of the Sellers) shall forthwith join with Buyer in a written direction to the Escrow Agent to release such amount to Buyer. To the extent that the amount of the required indemnification exceeds the amounts then available for release from escrow by the Escrow Agent, Sellers and the Majority Shareholders shall jointly and severally pay the excess to Buyer forthwith.

(C)
On the first anniversary of the Closing, Brian (on behalf of the Sellers) shall join with Buyer in a written direction to the Escrow Agent to release to the Company (on behalf of the Sellers) all amounts then held in escrow (together with any earnings thereon) which Escrow Agent is not then required to release to Buyer and which are not then subject to any dispute under this Agreement.

(D)
In the event that there is any dispute on whether any party is required to sign any direction to the Escrow Agent hereunder, such dispute shall be resolved exclusively by arbitration by the American Arbitration Association in Great Barrington, Massachusetts. In the event that the parties agree that a direction to the Escrow Agent is required to a given extent but dispute whether such direction is required for any excess amount, then the parties shall execute such direction for to the given amount as to which there is no dispute, and the dispute on the excess amount shall be submitted to arbitration as aforesaid.

(E)
Buyer shall indemnify and hold harmless Sellers from and against any and all damages arising out of, resulting from or in any way related to Buyer’s failure to make payments under the Assumed Obligations.

(F)
If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from the Indemnified Party by a third party, Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.  Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(1)	take such action as the Indemnifying Party may reasonably request in connection with such action,

(2)	allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(3)	render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

(G)
In any action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but, in the event the Sellers are the Indemnified Party, Sellers shall have the right to retain only one counsel on behalf of all the Sellers; but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of all parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them.

(H)
An Indemnifying Party shall not be liable under this Agreement for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(I)
The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party under this Agreement.

(d)	Non-Competition, Non-Solicitation and Non-Disclosure

(A)
General.  In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller and each Shareholder (other than for Brian and Adam, who shall each be subject to the terms and conditions of the Non-Compete, Non-Solicitation and Non-Disclosure set forth in their individual employment agreements) hereby covenants and agrees as follows:

(1)
Without the prior written consent of the Buyer, neither any  Seller (nor any Affiliate of Seller) nor any Shareholder (nor any Affiliate of any Shareholder) shall for a period of three (3) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest (whether through a debt or equity instrument) in any person , firm, partnership, corporation, association or other entity (including the Company) which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates anywhere within a 50 mile radius of any of the Owned Premises, Owned Real Estate, Real Property and/or Leased Premises (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business  or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize its or his special knowledge of the business of each Seller and his or its relationships with customers, suppliers and others to compete with Buyer and/or its Affiliates in any business which engages or plans to engage in any facet of the Business; provided, however, that nothing herein shall be deemed to prevent either Seller or either Shareholder from (x) acquiring through market purchases and owning, solely as a passive investment, less than one percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Seller or such Shareholder is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.  Each Seller and each Shareholder acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the Sellers’ Trade Secrets.  Each Seller and each Shareholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests, which include its interests in protecting the Buyer’s (i) valuable confidential business information, (ii) substantial relationships with customers, and (iii) customer goodwill associated with the ongoing Business.  Each Seller and each Shareholder hereby expressly authorizes the enforcement of the covenants provided for in this Section by (A) the Buyer and its subsidiaries, (B) the Buyer’s permitted assigns, and (C) any successors to the Buyer’s business.  To the extent that the covenants provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(2)
Without the prior consent of Buyer, neither any Seller (nor any Affiliate of any Seller) nor any Shareholder (nor any Affiliate of any Shareholder), shall for a period of three (3) years from the Closing Date, directly or indirectly, for itself or himself or for any other person, firm, corporation, partnership, association or other entity (including the Company), (A) solicit any of the Sellers’ employees employed in the Business, (B) call on or solicit any of the actual customers or clients of the Business, nor shall any  Seller (or any Affiliate of Seller) or any Shareholder (or any Affiliate of any Shareholder), make known the names and addresses of such customers or any information relating in any manner to the Sellers’ trade or business relationships with such customers, (C) in any manner, directly or indirectly, attempt to seek to cause any entity to refrain from dealing or doing business with the Buyer or assist any entity in doing so or attempting to do so or (D) employ any employees of Buyer.

(3)
Neither any  Seller (nor any Affiliate of any Seller) nor any Shareholder (nor any Affiliate of any Shareholder), shall  at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business.  Any confidential information or data now known or hereafter acquired by the either any  Seller or any Shareholder, with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by the either any  Seller or any Shareholder, in confidence and as a fiduciary, and each Seller and each Shareholder, shall remain a fiduciary to the Buyer with respect to all of such information.

(4)
Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach or violation by either any  Seller or any Shareholder of any or all of the covenants and agreements contained in this Section may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain.  As a result, each Seller and each Shareholder recognizes and hereby acknowledges that Buyer shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section by the each of the Sellers and each of the Shareholders, and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity.  Nothing contained in this Section shall be construed to prevent Buyer from seeking and recovering from the either any Seller or any Shareholder, or both, jointly and severally, damages sustained by it as a result of any breach or violation by either any  Seller or any Shareholder, or both, of any of the covenants or agreements contained herein.

(e)	Delivery of Property Received by the Company After Closing

(A)
From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Sellers any checks or drafts received on account of any such receivables or other Assets.  Each Seller agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which such Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

(f)	Assignment of Contracts

(A)
At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder.  If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Sellers thereunder so that Buyer would not in fact receive all such rights, the Sellers shall cooperate at its own expense with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Sellers against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

(g)	Corporate Existence. Each Seller shall maintain its corporate existence unchanged and in full force and effect for at least six months following the Closing Date.

MISCELLANEOUS

14.	Limitation on Liability.

(a)
Representations and Warranties.  Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to Section 7(a)(B) and Section 7(b)(D) by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

(b)	Survival.

(A)
The representations and warranties of each party shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force for 12 full calendar months after the Closing Date. However, the representations and warranties contained in Section 8(d) (Taxes) and Section 10(g)(i) (health care continuation requirements under ERISA and section 4980B of the Code) shall continue until 30 days after all liability relating thereto is barred by all applicable statutes of limitation; and the representations and warranties contained in Sections 8(q)(A) (Asbestos) and Section 8(w)(B) and 8(w) (Environmental) shall survive forever. If any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with this Agreement is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

(B)
The covenants, agreements and indemnification and other obligations of the parties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force.

15.	Confidentiality.

(a)	The existing Non-Disclosure Agreement by Buyer or its affiliates in favor of the Company shall continue in full force and effect until the Closing.

(b)
  The Sellers and Shareholders shall, and shall cause their respective Affiliates, employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Sellers, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Sellers or Shareholders, or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Sellers or Shareholders or any of Sellers and Shareholders Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Sellers or Shareholders, or any Affiliates of the Sellers or the Shareholders, employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Sellers or any of its Affiliates, or the Shareholders and their Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Sellers and Shareholders shall promptly shall notify Buyer of any disclosure pursuant to clause (ii) of this Section.

(c)
Notwithstanding anything herein to the contrary, any party to this agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

(d)
So long as this Agreement is in effect neither the Sellers nor either Shareholder shall entertain, negotiate or deal with, or provide any Confidential Information to, any person or entity who or which proposes to purchase all or any substantial part of the assets of any Seller other than in the ordinary course of business, or to purchase from any Seller or any Shareholder any equity interest in any Seller.

16.
Brokers. Regardless of whether the Closing shall occur, (i) the Sellers and the Majority Shareholders shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Sellers or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Sellers from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

17.
Costs and Expenses.  Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, except that Sellers shall pay all sales and excise and similar taxes, in connection with this transaction.

18.	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested,  as follows:

IF TO BUYER:	William Pagano
c/o Universal Supply Group, Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506

With a copy to:

Oscar D. Folger, Esq.
521 Fifth Avenue
24th Floor
New York, NY  10175
Fax No. (212) 697-7833
Tel No. (212) 697-6464

IF TO THE COMPANY AND/OR THE	Brian Mead, President
Shareholder:	8 Hillside Avenue
Great Barrington, 01230

With a copy to:

Gary E. Martinelli
Martinelli Discenza P.C.
138 Longmeadow Street
Longmeadow, MA 01106

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice given by personal delivery or registered mail shall be effective upon actual receipt.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.  Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

19.
Governing Law.  The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Massachusetts (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

20.	Dispute Resolution.

(a)
THE PARTIES AGREE THAT, EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT,  THE FEDERAL COURTS IN SPRINGFIELD MASSACHUSETTS AND STATE COURTS IN BERKSHIRE COUNTY, MASSACHUSETTS SHALL HAVE EXCLUSIVE JURISDICTION ON ALL MATTERS ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT, AND SELLERS AND BUYER FURTHER AGREE THAT THE SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON THEM OR ANY OF THEM IN THE MANNER PROVIDED FOR NOTICES HEREUNDER SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON THEM.

(b)
EACH OF THE SELLERS, SHAREHOLDERS AND BUYER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE COLLATERAL AGREEMENTS OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

21.
Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

22.
Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer’s rights (but not obligations) to any lender.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

23.
Remedies.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

24.	Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.	References and Construction.

(a)
Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)
The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

26.
Risk of Loss.  Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Sellers’, including without limitation the Properties, shall remain with the Seller, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

27.
Each party hereto shall cooperate, shall take such further action and shall execute and deliver and further document as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

28.	DEFINITIONS Capitalized terms used in this Agreement are used as defined in this Section or elsewhere in this Agreement.

(a)
Affiliate.  The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

(b)
Collateral Agreements.  The term “Collateral Agreements” shall mean the any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

(c)
Confidential Information.  Any information not generally known in the relevant field or industry about the Sellers’ processes, activities, services or products, including software, patents, Inventions, know-how, trade secrets and information relating to research, development, purchase, accounting, marketing, merchandising, pricing, vendors, selling and customer lists.  “Inventions” shall mean and include discoveries, concepts and ideas, whether patentable or not, including but not limited to processes, methods, designs, formulas, and techniques, as well as improvements thereof or know-how related thereto, which have been reduced to written form in some manner.

(d)
Contracts.  The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

(e)
Damages.  The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

(f)
Financial Statements.  The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and cash flows and the accompanying notes thereto, of the Company prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

(g)	GAAP. “GAAP” means U.S. generally accepted accounting principles, consistently applied with the Sellers’ past practices.

(h)
Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

(i)
Hazardous Material.  The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

(j)
Inventory.  The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Sellers in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

(k)
Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.

(l)
Liens: The term “Liens” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, charges and other restrictions or limitations of any kind or nature whatsoever.

(m)
Permits.  The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

(n)
Person.  The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, limited liability partnership, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

(o)
Product.  The term “Product” shall mean each product under development, developed, manufactured, licensed, distributed or sold by the Sellers and any other products in which the Sellers have any proprietary rights or beneficial interest.

(p)
Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Sellers, including all Assets to be conveyed to Buyer pursuant to this Agreement.

(q)	Real Property. The term “Real Property” shall mean the real property Used by the Company in the conduct of its business.

(r)	Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any Seller.

(s)
Trade Secrets.  The term “Trade Secrets” shall mean information of the Sellers including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(t)
Used.  The term “Used” shall mean, with respect to the Properties, Contracts or Permits of the Sellers, those owned, leased, licensed or otherwise held by the Sellers which were acquired for use or held for use by the Sellers in connection with the Sellers’ business and operations, whether or not reflected on the Sellers’ books of account.

[Signature Page Follows]

EXECUTED as of the date first written above.

S&A Purchasing Corp.:		Colonial Commercial Corp., with regard to Section 2(e) only

By:	/s/ William Pagano	By:	/s/ William Pagano
Name:	William Pagano	Name:	William Pagano
Title:	President	Title:	Chief Executive Officer

SELLERS:

S&A Supply, Inc.		S&A Realty, Inc.		S&A Management, Inc.

By:	/s/ Brian Mead	By:	/s/ Brian Mead	By:	/s/ Brian Mead
Name:	Brian Mead	Name:	Brian Mead	Name:	Brian Mead
Title:	President	Title:	President	Title:	President

SHAREHOLDERS:

/s/ Nancy Mead	The Discretionary Trust under The Rodney P. Mead Revocable Trust, dated		/s/ Adam Mead
Nancy Mead	January 12, 1999		Adam Mead

	By:	/s/ Nancy A. Mead
Nancy A. Mead, Trustee

	By:	/s/ Thomas H. Mead
Thomas H. Mead, Trustee

Escrow Agent
/s/ Sarah Mead	/s/ Brian Mead
Sarah Mead	Brian Mead	Martinelli Discenza P.C.

		By:	/s/ Gary E. Martinelli
Gary E. Martinelli

SCHEDULES

Schedule 1(a)(D)
Prepaid Expenses, other assets, and excess rebates

James E. Kimball, Jr., Inc.	Gt. Barrington Warehouse	$2,587.20
John B. Hull Inc.	Gt. Barr. Counter & Office	$5,565.00
Oil Estimate of possible 990 gallons at 5/8 600 gallons	Pittsfield Warehouse	$1,532.84
	Total	$9,685.04

Health Insurance
Insurance	Total September Premium	2/3 USG Portion
BlueCross Health	$20,952.35	$13,968.23
Guardian Life, Dental, Disability	$ 3,230.06	$ 2,153.38
Prepaid Insurance	Total annual $17,234.00	$ 2,393.61 (1.66/12)
	Total	$18,515.22

Data Processing
Company	Total September Premium	2/3 USG Portion
Prophet 21/Activant	$2,178.18	$1,452.09
BSI (printers)	$410.97	$ 273.98
	Total	$1,726.07

Other
Service / company	Total Amount	USG Portion
Yellow Pages	$4,290.00 paid through April 2008	7 2/3 months $2740.83
Vendor Rebates (detail attached)	$94,138.60	$94, 138.60
Prepaid Vehicle Excise Tax	$5178.25	$3,020.65 Sept 07 – March 08 (7/12)

	Total	$99,900.08

TOTAL PREPAID $129,826.41

End of Schedule

Schedule 1(a)(D) attachment
2007 Vender Rebate Estimates

Plumbing & Heating

Vender	2006 total Sales	2006 Rebate	2007 YTD Purchases	2007 YTD Anticipated Rebate
Robert Manf	$12,594.99	$305.98	$13,745.20	$333.92
Ridgid	$88,549.36	$1,758.29	$37,959.07	$753.74
A.O. Smith	$188,987.69	$5,653.47	$157,768.85	$4,719.57
Unico	$158,466.15	$7,303.68	$59,551.27	$2,744.71
Charlotte	$165,124.42	$15,698.11	$56,907.90	$5,410.14
Burnham	$851,515.26	$9,201.23	$365,093.38	$3,945.09
Symmons	$48,653.77	$1,226.40	$55,152.29	$1,390.21
Watts	$81,649.86	$2,116.00	$85,756.73	$2,572.68
Grohe	$68,540.91	$1,778.00	$55,266.19	$1,657.98
American Saw	$35,060.33	$1,020.32	$26,586.08	$797.58
Kohler				$17,742.00

Totals		$46,061.48		$42,067.63

Electrical

Vender	2006 total Sales	2006 Rebate	2007 YTD Purchases	2007 YTD Anticipated Rebate
Wiremold	$21,777.78	$1,543.87	$24,916.55	$1,766.38
Genisis Cable	$22,942.73	$688.28	$16,878.93	$506.37
Leviton	$170,559.59	$337.16	$110,907.37	$219.24
United Cop	$367,687.58	$10,500.00	$252,433.15	$10,500.00
Dimplex	$31,929.17	$207.52	$27,420.00	$178.21
Highland	$73,847.96	$3,146.79	$78,040.49	$5,462.00
Siemens	$212,688.29	$2,364.08	$152,379.36	$1,523.00
Equity	$0.00	$41,312.90	$0.00	$31,915.77

Totals				$52,070.97

Grand Total				$94,138.60

Schedule 1(a)(F)

Real Estate Leases

S&A Supply, Inc. Occupies premises at 992 Massachusetts Avenue, North Adams, MA under a verbal month-to-month occupancy agreement with Peter Swift, the owner. Mr. Swift has agreed (per the attached letter) to continue the relationship with the Buyer.

Schedule 1(a)(F) Attachment

September 6, 2007

To Whom It May Concern:

Please consider this letter as my acceptance of allowing S & A Purchasing Group to continue leasing property from me at 992 Massachusetts Avenue in North Adams under the same terms and conditions as S & A Supply, Inc currently does.

/s/ Peter Swift	9/6/2007
Peter Swift	Date

20 Maple Ave, Great Barrington, MA 01230 (413) 528-3470
1311 East Street, Pittsfield, MA 01201 (413) 443-9681
992 Massachusetts Ave, North Adams, MA 01247 (413) 664-4454

Schedule 1(f)(D)

Certificates of Occupancy

a)	20 Maple Avenue, Great Barrington, MA
-Town Building Inspector is looking for the C/O in Town archives

b)	40 Maple Avenue, Great Barrington, MA
-S&A Supply, Inc. Must complete Handicapped Entrance to comply with Americans with Disabilities Act before Town issues C/O on new construction. S&A Realty, Inc. undertakes to complete this.

c)	1311 East Street, Pittsfield, MA
-C/O attached

d)	992 Massachusetts avenue, North Adams, MA
– Landlord has been requested to supply a copy

Attachment(s) on file at the Company’ s corporate office

S&A SUPPLY, INC.
VEHICLE LOANS PAYABLE (Per 7/31/07 TB)
7/31/07

G/L	Bank	Vehicle	CI	LT	T	Proj. Bal. 9/10/07

242003 260603	Legacy	Ford F-650 Box Truck	9,934	21,841	31,775	30,823

242901 260901	Greylock	'05 Toyota Tundra	3,862	5,492	9,354	8,974

243001 267501	GMAC	'04 GMC Rack Body	6,470	4,461	10,931	10,391

243201 269001	GMAC	'04 Chevy Colorado	4,975	3,732	8,707	7,878

243203 267503	Greylock	'07 Toyota Tundra	7,111	17,182	24,293	23,817

243401 261501	GMAC	'04 Chev. PU/w/plow (Silverado)	6,754	2,030	8,784	8,216

244501 267801	Greylock	'05 Chev. 3/4 ton (Silverado)	5,583	4,713	10,296	9,293

245005 267905	Greylock	'06 Ford F350 Rack	2,973	18,134	21,107	20,509

248603	Berkshire	'03 Chev.	493		493	-0-

248703 262003	Greylock	'05 Chev. 1/2 ton (Silverado)	5,401	4,543	9,944	8,954

249003 270003	Greylock	'06 Ford F250 WH/RE	3,538	11,552	15,090	14,421

249203	Ford Credit	'03 Ford WH Van (E-150)	3,799	(1,891)	1,908	772

250103 267303	Berkshire	’06 GMC ExCab (K-25)	4,794	11,414	16,208	15,022

251001 268101	Ford Credit	’03 Ford F-250	-	(753)	(753)	-0-

###### 260503	Berkshire	’07 GMC 3500 Rack	-	24,442	24,442	25,119

###### 267403	Berkshire	’07 GMC 2500 P/UP	-	23,563	23,563	24,003

		Total			247,917	239,015

Schedule 1(g)(B)  page 2 of 2

Auto & Truck Leases

Vehicle, make, model, year	Lessor	Pay Off Date	Monthly Amount	Mnths Remng	Total amount left on loan	Primary Driver	Branch	Use

Toyota 7FGU25 forklift	Thompson & Johnson	7/31/09	489.00	23	N/A		Great Barrington	Yard

End of Schedule

SCHEDULE 1(g)(C)

ASSUMED OBLIGATIONS

• Expense Accounts Payable	None
• Customer Deposits	$10,699
• Unreconciled Stock Receipts
(Amount to be provided at conclusion of physical inventory)	$-
• Unused Vacation and Sick Pay	$58,313

Schedule 2(b)

RESTATED 08/20/2007	S & A SUPPLY, INC	PAGE 1
AUTOS/SHOWROOM ENTRIES	BALANCE SHEET
JUNE 2007

	2007	2006	CHANGE	CHANGE
ASSETS
CURRENT ASSETS
CASH IN BANK	675	675	0	0.0%
CASH IN BANK OPERATING	(441,990)	(609,038)	167,048	-27.4%
PAYROLL CHECKING	785	716	69	9.6%
CASH IN BANK OPERATING	0	0	0	#DIV/0!
ACCOUNTS RECEIVABLE-TRADE	1,831,197	1,973,736	(142,539)	-7.2%
ACCOUNTS RECEIVABLE- OTHER	(6,213)	0	(6,213)	#DIV/0!
RESERVE FOR BAD DEBTS	(119,600)	(144,600)	25,000	-17.3%
LOAN REC - S & A MANAGEMENT	365,232	315,534	49,698	15.8%
NOTES RECEIVABLE	314	314	0	0.0%
INVENTORIES	4,219,960	4,435,643	(215,683)	-4.9%
UNEXPIRED INSURANCE	20,234	23,943	(3,709)	-15.5%
LOAN RECEIVABLE J CURE	0	72	(72)	-100.0%
PREPAID EXPENSES	31,559	22,453	9,106	40.6%
NOTE RECEIVABLE RPM	315,803	326,978	(11,175)	-3.4%
LOAN RECEIVABLE R.J. ALOISIRJA & ERIC DRYS	7,804	2,543	5,261	206.9%

TOTAL CURRENT ASSETS	6,225,760	6,348,969	(123,209)	-1.9%

PROPERTY. PLANT AND EQUIPMENT
LAND	23,132	23,132	0	0.0%
LAND IMPROVEMENTS	41,076	39,418	1658	4.2%
BUILDING & INPROVEMENTS	480,506	480,506	0	0.0%
IMPROVEMENTS-ELECTRICAL DEPT.	78,059	78,059	0	0.0%
FURNITURE AND FIXTURES	200,569	200,569	0	0.0%
MACHINERY AND EQUIPMENT	172,894	163,120	9774	6.0%
DATA PROCESSING EQUIPMENT	448,854	442,885	5969	1.3%
AUTOMOTIVE EQUIPMENT	585,613	610,480	(24,867)	-4.1%
SHOWROOM DISPLAY	119,950	79,348	40,602	51.2%

TOTAL PROP, PLANT & EQUIPMENT	2,150,653	2,117,517	33,136	1.6%

LESS ACCUMULATED DEPRECIATION	(1,564,304)	(1,597,227)	(32,923)	2.1%

TOTAL PROP, PLANT & EQUIPMENT	586,349	520,290	66,059	12.7%

OTHER ASSETS
UNAMORTIZED MORTGAGE EXP	0	0	0	#DIV/0!
DEPOSITS	0	0	0	#DIV/0!
EXCHANGE	(2,710)	1,304	(4,014)	-307.8%
CASH SURR. VALUE OF LIFE INS	0	0	0	#DIV/0!

TOTAL OTHER ASSETS	(2,710)	1,304	(4,014)	-307.8%

TOTAL ASSETS	6,809,399	6,870,563	(61,164)	-0.9%

S & A SUPPLY, INC	PAGE 2
BALANCE SHEET
JUNE 2007

			$	%
	2007	2006	CHANGE	CHANGE
LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
ACCOUNT PAYABLE-TRADE	613,853	716,086	(102,233)	-14.3%
LIABILITY TO PENSION FUND	1,954	1,450	504	34.8%
LIFE INSURANCE EMPLOYEES	0	0	0	#DIV/0!
L/T DISABILITY EMPLOYEES	0	0	0	#DIV/0!
FEDERAL & FICA TAXES PAYABLE	0	0	0	#DIV/0!
SWT PAYABLE	0	0	0	#DIV/0!
FED UC PAYABLE	0	0	0	#DIV/0!
DEPOSIT CLEARING	(6,625)	(366)	(6,259)	1710.1%
PAYROLL CLEARING	0	0	0	#DIV/0!
PAYMENT CLEARING	(1,687)	16,365	(18,052)	-110.3%
SALES/USE TAX PAYABLE	36,801	37,239	(438)	-1.2%
ACCRUED EXPENSES	122,880	152,908	(30,028)	-19.6%
CORP TAX PAYABLE	(33,996)	49	(34,045)	-69479.6%
N/P LEE BK LOC	2,703,454	2,671,999	31,455	1.2%
N/P S & A REALTY	7,200	0	7,200	#DIV/0!
N/P LEGACY A&B PLUS AUTOS	60,802	58,634	2,168	3.7%
NOTE PAYABLE AUTOS	18,465	16,208	0	0.0%
NOTE PAYABLE NAM	(536)	181	0	0.0%
NOTE PAYABLE (1) FORD 650	9,933	9,358	0	0.0%

TOTAL CURRENT LIABILITIES	3,532,498	3,680,111	(147,613)	-4.0%

LONG TERM LIABILITIES
NOTES PAYABLE - OTHER	537,441	520,230	17,211	3.3%
NOTES PAYABLE - OTHER	37,111	58,686	(21,575)	-36.8%
MORTGAGE PAYABLE	101,355	104,779	(3,424)	-3.3%

TOTAL LONG TERM LIABILITIES	675,907	683,695	(7,788)	-1.1%

STOCKHOLDERS EQUITY
COMMON STOCK	49,000	49,000	0	0.0%
PAID IN SURPLUS	40,403	40,403	0	0.0%
UNDISTR. S CORP INCOME RVS	6,174	74,811	(68,637)	-91.7%
RETAINED EARNINGS	2,779,515	2,592,075	187,440	7.2%
CURRENT PERIOD NET INCOME/LOSS	(274,098)	(249,532)	(24,566)	9.8%

TOTAL STOCKHOLDERS EQUITY	2,600,994	2,506,757	94,237	3.8%

	6,809,399	6,870,563	(61,164)	-0.9%

End of Schedule

Schedule 8(a)

States in which authorized to do Business

(1)	Massachusetts

End of Schedule

Schedule 8(k)(A)

Employee Benefit Plan

1.
The Sellers maintain the S&A Group of Companies Profit Sharing Plan and Trust. A copy of the plan document along with Form 5500s for the most recent three years has been previously e-mailed to the Buyer.

2.	A copy of the Seller’s Employee Handbook (20 pages) is attached as Exhibit 8(k)(A)(2).

Attachment(s) on file at the Company’ s corporate office

Schedule 8(k)(C)

Exceptions to Section 8(k)(C)

Attached is a Schedule listing accrued vacation and sick pay benefits for Seller’s employees.

Attachment(s) on file at the Company’ s corporate office

Schedule 8(k)(E)(i)

Number of employees by position

Management / Administrative	5
Office Sales / Purchasing	7
Outside Sales	8
Secretarial	6
Counter / Warehouse	14
Delivery	5
Showroom Sales	4
Consulting	1
Cleaning (part time)	1

Total	51

End of Schedule

Schedule 8(k)(E)(ii)

Union employees

None

End of Schedule

Schedule 8(l)(B)(a)

RESTATED 08/20/2007	S & A SUPPLY, INC	PAGE 1
AUTOS/SHOWROOM ENTRIES	BALANCE SHEET

	JUNE 2007

	2007	2006	CHANGE	CHANGE
ASSETS
CURRENT ASSETS
CASH IN BANK	675	675	0	0.0%
CASH IN BANK OPERATING	(441,990)	(609,038)	167,048	-27.4%
PAYROLL CHECKING	785	716	69	9.6%
CASH IN BANK OPERATING	0	0	0	#DIV/0!
ACCOUNTS RECEIVABLE-TRADE	1,831,197	1,973,736	(142,539)	-7.2%
ACCOUNTS RECEIVABLE- OTHER	(6,213)	0	(6,213)	#DIV/0!
RESERVE FOR BAD DEBTS	(119,600)	(144,600)	25,000	-17.3%
LOAN REC - S & A MANAGEMENT	365,232	315,534	49,698	15.8%
NOTES RECEIVABLE	314	314	0	0.0%
INVENTORIES	4,219,960	4,435,643	(215,683)	-4.9%
UNEXPIRED INSURANCE	20,234	23,943	(3,709)	-15.5%
LOAN RECEIVABLE J CURE	0	72	(72)	-100.0%
PREPAID EXPENSES	31,559	22,453	9,106	40.6%
NOTE RECEIVABLE RPM	315,803	326,978	(11,175)	-3.4%
LOAN RECEIVABLE R.J. ALOISIRJA & ERIC DRYS	7,804	2,543	5,261	206.9%

TOTAL CURRENT ASSETS	6,225,760	6,348,969	(123,209)	-1.9%

PROPERTY. PLANT AND EQUIPMENT
LAND	23,132	23,132	0	0.0%
LAND IMPROVEMENTS	41,076	39,418	1658	4.2%
BUILDING & INPROVEMENTS	480,506	480,506	0	0.0%
IMPROVEMENTS-ELECTRICAL DEPT.	78,059	78,059	0	0.0%
FURNITURE AND FIXTURES	200,569	200,569	0	0.0%
MACHINERY AND EQUIPMENT	172,894	163,120	9774	6.0%
DATA PROCESSING EQUIPMENT	448,854	442,885	5969	1.3%
AUTOMOTIVE EQUIPMENT	585,613	610,480	(24,867)	-4.1%
SHOWROOM DISPLAY	119,950	79,348	40,602	51.2%

TOTAL PROP, PLANT & EQUIPMENT	2,150,653	2,117,517	33,136	1.6%

LESS ACCUMULATED DEPRECIATION	(1,564,304)	(1,597,227)	(32,923)	2.1%

TOTAL PROP, PLANT & EQUIPMENT	586,349	520,290	66,059	12.7%

OTHER ASSETS
UNAMORTIZED MORTGAGE EXP	0	0	0	#DIV/0!
DEPOSITS	0	0	0	#DIV/0!
EXCHANGE	(2,710)	1,304	(4,014)	-307.8%
CASH SURR. VALUE OF LIFE INS	0	0	0	#DIV/0!

TOTAL OTHER ASSETS	(2,710)	1,304	(4,014)	-307.8%

TOTAL ASSETS	6,809,399	6,870,563	(61,164)	-0.9%

S & A SUPPLY, INC	PAGE 2
BALANCE SHEET
JUNE 2007

			$	%
	2007	2006	CHANGE	CHANGE
LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
ACCOUNT PAYABLE-TRADE	613,853	716,086	(102,233)	-14.3%
LIABILITY TO PENSION FUND	1,954	1,450	504	34.8%
LIFE INSURANCE EMPLOYEES	0	0	0	#DIV/0!
L/T DISABILITY EMPLOYEES	0	0	0	#DIV/0!
FEDERAL & FICA TAXES PAYABLE	0	0	0	#DIV/0!
SWT PAYABLE	0	0	0	#DIV/0!
FED UC PAYABLE	0	0	0	#DIV/0!
DEPOSIT CLEARING	(6,625)	(366)	(6,259)	1710.1%
PAYROLL CLEARING	0	0	0	#DIV/0!
PAYMENT CLEARING	(1,687)	16,365	(18,052)	-110.3%
SALES/USE TAX PAYABLE	36,801	37,239	(438)	-1.2%
ACCRUED EXPENSES	122,880	152,908	(30,028)	-19.6%
CORP TAX PAYABLE	(33,996)	49	(34,045)	-69479.6%
N/P LEE BK LOC	2,703,454	2,671,999	31,455	1.2%
N/P S & A REALTY	7,200	0	7,200	#DIV/0!
N/P LEGACY A&B PLUS AUTOS	60,802	58,634	2,168	3.7%
NOTE PAYABLE AUTOS	18,465	16,208	0	0.0%
NOTE PAYABLE NAM	(536)	181	0	0.0%
NOTE PAYABLE (1) FORD 650	9,933	9,358	0	0.0%

TOTAL CURRENT LIABILITIES	3,532,498	3,680,111	(147,613)	-4.0%

LONG TERM LIABILITIES
NOTES PAYABLE - OTHER	537,441	520,230	17,211	3.3%
NOTES PAYABLE - OTHER	37,111	58,686	(21,575)	-36.8%
MORTGAGE PAYABLE	101,355	104,779	(3,424)	-3.3%

TOTAL LONG TERM LIABILITIES	675,907	683,695	(7,788)	-1.1%

STOCKHOLDERS EQUITY
COMMON STOCK	49,000	49,000	0	0.0%
PAID IN SURPLUS	40,403	40,403	0	0.0%
UNDISTR. S CORP INCOME RVS	6,174	74,811	(68,637)	-91.7%
RETAINED EARNINGS	2,779,515	2,592,075	187,440	7.2%
CURRENT PERIOD NET INCOME/LOSS	(274,098)	(249,532)	(24,566)	9.8%

TOTAL STOCKHOLDERS EQUITY	2,600,994	2,506,757	94,237	3.8%

TOTAL LIABILITIES & EQUITY	6,809,399	6,870,563	(61,164)	-0.9%

End of Schedule

Schedule 8(n)(A)

None

End of Schedule

Schedule 8(n)(B)

None, except S&A Supply, Inc. has made monthly payments of rent in the amount of $7,500 to S&A Realty, Inc. and management fees of $49,200 to S&A Management, Inc. in the ordinary course of business and consistent with prior practices.

Schedule 8(n)(B)(3)

None

End of Schedule

Schedule 8(n)(B)(6)

None

End of Schedule

Schedule 8(o)

None

End of Schedule

Schedule 8(p)

Dek Tillet Vs Brenden Reed & S & A Supply Inc. S & A  Insurance Company Settled  Without further cost to S & A

End of Schedule

Schedule 8(q)(2)

Asbestos Insurance

From the time of the Mead family’s first involvement with the Sellers in 1993 to date, none of the Sellers has carried asbestos-liability insurance. Current management of the Sellers is not aware of the Sellers ever having carried such insurance.

Schedule 8(r)(A)

Real Estate Owned

20 Maple Ave Great Barrington, Massachusetts, 01230
Warehouses and corporate offices of S & A Supply Inc, a plumbing, heating, and electrical wholesale distributor

40 Maple Ave Great Barrington, Massachusetts, 01230
Showroom displaying fixtures sold by S & A Supply Inc, a plumbing, heating, and electrical wholesale distributor

1311 East Street Pittsfield, Massachusetts, 01201
Warehouse and Showroom of S & A Supply Inc, a plumbing, heating, and electrical wholesale distributor

End of Schedule

Schedule 8(r)(B)

Real Estate Leased

992 Massachusetts Ave North Adams, Massachusetts 01247
Warehouse of S & A Supply Inc, a plumbing, heating, and electrical wholesale distributor

Tenet at will
Leased from Peter Swift (DBA Ashley Swift & Sons Plumbing & Heating)

End of Schedule

Schedule 8(s)

Commitments

Company	Service
Verizon Wireless	Cell Phone Service
Pitney Bowes	Postage Meter
Berkshire Graphics	Gt. Barrington Copier
Profit 21	Computer Operating System
BSI	Printer maintenance Service
On Hold Marketing	Telephone Hold Advertising
Unifirst	Uniform Service
Ikon	Gt. Barrington Showroom Copier
Lee Bank	Line of Credit
Legacy Bank	Mortgages

End of Schedule

Schedule 8(t)

Insurance

See Attached Certificate of Insurance dated September 7, 2007 issued by BIG-Minkler Insurance Agency for information covering insurance coverage.

Copies of policies of insurance carried by the Sellers are attached.

Attachment(s) on file at the Company’ s corporate office

Schedule 8(u)

Intangible Rights

None

End of Schedule

Schedule 8(v)

FIXED ASSETS

Detailed listing attached – 9 pages

Attachment(s) on file at the Company’ s corporate office

Schedule 8(w)(A)

None

End of Schedule

Schedule 8(w)(B)

Permits

None

End of Schedule

Schedule 8(w)(C)

Hazardous Substances

Incorporated by reference herein are the Environmental Site Investigation-Remediation reports dated August 20, 2007 prepared by William L. Going Associates, Inc. with respect to:

a)	20-40 Maple Avenue, Great Barrington, MA;
b)	1311 East Street, Pittsfield, MA; and
c)	992 Massachusetts Avenue, North Adams, MA.

William L. Going & Associates, Inc.
ENVIRONMENTAL SITE INVESTIGATION-REMEDIATION

38 Chapel Court
Pine Bush, New York 12566
Tel. 845-744-3705
Fax. 845-744-5464
E-mail: budgoing@frontiernet.net
August 20, 2007

Mr. William Pagano, President
Universal Supply Group Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506

RE:	Summary of Findings for Phase I Environmental Site Assessment
Commercial Property At 1311 East Street, Pittsfield, Massachusetts

Dear Mr. Pagano:

At your request, William L. Going & Associates, Inc. is conducting a Phase I ESA of commercial property situated at 1311 East Street, Pittsfield, Massachusetts. We have determined that there are “recognized environmental conditions” onsite and that there should be some additional investigation in order to determine whether or not these conditions have caused any significant impact to subject property.

Specifically, historical sources indicate that subject may have been used as a trolley yard. In addition, documented historical use of subject property includes “paper manufacturing, research and development” and we have determined that two (2) aboveground storage tanks (ASTs) were utilized in the manufacturing process. The present owner cannot tell us and we have not yet been able to determine if these ASTs contain chemicals or chemical residual. We also find that a 10,000 gal. underground fuel oil storage tank (UST) was removed from subject property in 1989 without any documentation of soil conditions before or after removal. Furthermore, there are currently three (3) 275 gal. fuel oil ASTs in service at the subject (without any means of secondary containment). Also, and finally, subject is surrounded to the north, south, and west by a hazardous waste site [“General Electric”] identified by both the Massachusetts Department of Environmental Protection and the U.S. Environmental Protection Agency, and considerable soil and groundwater contamination has been discovered.

These “recognized environmental conditions” represent significant potential environmental liability until they have been thoroughly investigated. We recommend the installation of strategic test pits and soil borings and subsequent soil and groundwater analysis.

We will issue the complete Phase I ESA (with attachments) in about two weeks.

Meanwhile, if there are any technical questions for us, or if further elaboration is required, please do not hesitate to contact us at (845) 744-3705.

Thanks for the opportunity to be of service.

Sincerely,

/s/ William L. Going

William L. Going, Principal

William L. Going & Associates, Inc.
ENVIRONMENTAL SITE INVESTIGATION-REMEDIATION

38 Chapel Court
Pine Bush, New York 12566
Tel. 845-744-3705
Fax. 845-744-5464
E-mail: budgoing@frontiernet.net
August 20, 2007
Mr. William Pagano, President
Universal Supply Group Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506

RE:	Summary of Findings for Phase I Environmental Site Assessment
Commercial Property 20 and 40, Maple Avenue, Great Barrington, Massachusetts

Dear Mr. Pagano:

At your request, William L. Going & Associates, Inc. is conducting a Phase I ESA of commercial property situated at 20 and 40, Maple Avenue, Great Barrington, Massachusetts. We have determined that there are “recognized environmental conditions” onsite and that there should be some additional investigation in order to determine whether or not these conditions have caused any significant impact to subject property.

Specifically, historical sources indicate that a 6,000 gal. underground fuel oil storage tank (UST) and a 2,000 gal. fuel oil UST were reportly closed in place in 1992 without any documentation of soil conditions before or after UST removal. We also find one (1) 275 gal. aboveground fuel oil storage tank (AST) and one (1) 330 gal. fuel oil AST in service at subject property (without any means of secondary containment).

These “recognized environmental conditions” represent potential environmental liability until they have been thoroughly investigated. We recommend the installation of strategic test pits and/or soil borings and subsequent soil and/or groundwater analysis.

We will issue the complete Phase I ESA (with attachments) in about two weeks. Meanwhile, if there are any technical questions for us, or if further elaboration is required, please do not hesitate to contact us at (845) 744-3705. Thanks for the opportunity to be of service.

Sincerely,

/s/ William L. Going

William L. Going, Principal

William L. Going & Associates, Inc.
ENVIRONMENTAL SITE INVESTIGATION-REMEDIATION

38 Chapel Court
Pine Bush, New York 12566
Tel. 845-744-3705
Fax. 845-744-5464
E-mail: budgoing@frontiernet.net
August 20, 2007

Mr. William Pagano, President
Universal Supply Group Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506
E-mail: wpagano@usginc.com

RE:	Summary of Findings for Phase I Environmental Site Assessment
Commercial Property At 992 Massachusetts Avenue, North Adams, Massachusetts

Dear Mr. Pagano:

At your request, William L. Going & Associates, Inc. is conducting a Phase I ESA of commercial property situated at 992 Massachusetts Avenue, North Adams, Massachusetts. We have not discovered any “recognized environmental conditions” or significant environmental issues associated with this commercial property.

We will issue the complete Phase I ESA (with attachments) in about two weeks.

Meanwhile, if there are any technical questions for us, or if further elaboration is required, please do not hesitate to contact us at (845) 744-3705.

Thanks for the opportunity to be of service.

Sincerely,

/s/ William L. Going

William L. Going, Principal

Schedule 8(w)(D)

Tanks

-	20 Maple Ave Great Barrington (1) 2000 gallon Tank & (1) 6000 gallon tank – Both have been de-commissioned and abandoned
-	1311 East Street Pittsfield (1) 10,000 Gallon Tank removed September 19, 1989

Both above items are referred to in the Going Phase One reports attached to Schedule 8(w)(C) hereto.

Attached are:

a)	Copy of permit dated September 1, 1989;
b)	Copy of historic site assessment re: 1311 East Street, Pittsfield; and
c)	Copy of Department of Public Safety Application dated July 8, 1992

Attachment(s) on file at the Company’ s corporate office

Schedule 8(x)

Customers/Vendors

Attachment(s) on file at the Company’ s corporate office

Schedule 8(y)

None

End of Schedule

Schedule 8(z)(B)

Recalled Products

No record of, none in recent memory

End of Schedule

Schedule 8(z)(E)

None

End of Schedule

Schedule 8(aa)

Affiliate Transactions

As set forth in Sellers’ annual financial statements

1.	S & A Managements, Inc.
2.	S & A Realty, Inc.

See also Schedule 8(n)(B) with respect to rent and management fees paid since June 30, 2007

Schedule 8(bb)

Sellers Credit Applications and Personal Guarantee

The Sellers have not kept records of credit applications and guarantees to vendors.